UNITED STATES
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
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Proxy Update: Allied World Recommends Approval of Combined Chairman and CEO Roles, and advisory Say-On-Pay vote (Proposals 2 and 5 on Proxy Card) June 13, 2017

2 Cautionary note regarding forward-looking statements Any forward-looking statements made in this presentation reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed acquisition by Fairfax Financial Holdings Limited (“Fairfax”); the failure to satisfy other conditions to completion of the proposed acquisition, including receipt of regulatory approvals; risks that the proposed acquisition disrupts our current plans and operations; the ability to retain key personnel; the ability to recognize the benefits of the proposed acquisition; the amount of the costs, fees, expenses and charges related to the proposed acquisition; pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management's response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Agenda Proposal 2: Combined Chairman/CEO Roles Proposal 5: Advisory Say-On-Pay Vote

ISS Recommendation: Against Combined Chairman of the Board and CEO Roles 4 ISS proxy advisory services is recommending shareholders vote “Against” Allied World’s combined Chairman of the Board and CEO roles, stating that “ISS favors the separation of the chairman and chief executive roles in principle” For European companies, ISS will generally vote against the combined Chairman and CEO roles

Allied World’s View: Approve Combined Chairman/CEO Roles 5 Allied World is recommending that shareholders approve Scott Carmilani to serve as Chairman of the Board until the Annual Shareholder Meeting in 2018 Scott Carmilani has served as Chairman of the Board of Allied World since January 2008 Allied World has a strong counterbalancing governance structure (see slide 6) Our understanding is that for U.S.-domiciled companies, ISS supports the combined Chairman and CEO roles if there is a sufficient counterbalancing governance structure in place Under Scott Carmilani’s leadership as Chairman of the Board, President and CEO, Allied World has achieved considerable growth by expanding operations globally and has delivered superior value creation to shareholders (see slide 7) For further information, please see Proposal 2 (page 26) in the company’s Definitive Proxy Statement filed with the SEC on May 26, 2016 (the “Proxy Statement”)

Strong Counterbalancing Governance Structure 6 Lead Independent Director – Bart Friedman Lead Independent Director has clearly delineated and comprehensive duties typically held by a non-executive Chairman, including approving meeting agendas and schedules for the Board (see page 21 of the Proxy Statement) Independent directors – seven of eight directors are independent All active Board committees are comprised of independent directors Scott Carmilani, Chairman of the Board, is not a member of any of the following key committees of the Board of Directors: Audit Compensation Enterprise Risk Investment Nominating & Corporate Governance

Total Value Creation – Key Measure of Success and Shareholder Story 7 Under Scott Carmilani’s guidance as Chairman and CEO, Allied World has generated industry-leading total value creation (“TVC”) and stock return Allied World’s underwriting and investment track record, and capital management activities, have driven top tier performance as compared to peers and the broader P&C sector For investors, a key measure of success as a property casualty insurer is the ability to create total value (growth in tangible book value (“TBV”) plus dividends) over time Stock price return generally tracks this closely Chart at left was highlighted recently in Dowling IBNR #14, Vol. XXII, issued on 4/6/2017, comparing Allied World’s ten year total return vs. listed peers’ 10 year data Since the company went public in 2006, Allied World’s stock price has appreciated more than peers’ Allied World ranks high in value creation, which tracks closely with strong underwriting performance Note: TVC and total stock return are both calculated on a CAGR (compound annual growth rate) basis. Source: Dowling IBNR# 14, Vol. XXIII, issued on 4/6/2017.

Agenda Proposal 2: Combined Chairman/CEO Roles Proposal 5: Advisory Say-On-Pay Vote

ISS Recommendation: Against Advisory Say-On-Pay Vote 9 ISS proxy advisory services is recommending shareholders vote “Against” the advisory vote on Allied World’s Named Executive Officers’ compensation, stating that, “While performance generally improved and disclosed pay declined, the company was not sufficiently responsive to shareholders following the low 2016 say-on-pay vote.” As part of the proxy solicitation process, and following the 2016 Annual Shareholder Meeting, Allied World engaged in an extensive shareholder outreach effort, contacting the 28 largest institutional shareholders representing approximately 63% of the company’s outstanding shares Shareholders noted that they generally supported the company’s compensation program design, particularly the emphasis on long-term, performance-based equity awards that reflected our strong pay-for-performance philosophy. Shareholders also noted that they appreciated the company’s outreach efforts and the opportunity to engage in discussions with the independent Chair of the Compensation Committee. Although shareholders did not identify any specific concerns with the company’s executive compensation programs, and therefore no specific concerns were disclosed in the Proxy Statement, the Compensation Committee deliberated on the results of the 2016 say-on-pay vote in multiple meetings and considered shareholder feedback, market data and advice from its independent compensation consultant in its ongoing review of the compensation program design. (1)Peers include: ACGL, AGII, AHL, AXS, ENH, MKL, NAVG, PRA, RLI, THG, WRB, and XL.

Advisory Say-On-Pay Vote 10 ISS also notes that “The company does not cite any specific accomplishments that led to the decision to fund the non-formulaic component [of the annual cash bonus pool] above target”. However, Allied World listed specific accomplishments in the Compensation Discussion and Analysis section of the Proxy Statement (page 48) , including that it: “Successfully negotiated and signed a merger agreement with Fairfax, pursuant to which, subject to the terms and conditions set forth therein, we will be acquired by Fairfax in a transaction that would provide our shareholders with merger consideration that represents: an 18% premium to the company’s unaffected closing stock price on December 16, 2016 of $45.77; a 76% premium to the then 52-week low price of $30.75; a 1.35x multiple of the company’s diluted book value as of September 30, 2016; and; a 1.57x multiple of the company’s diluted tangible book value as of September 30, 2016. Successfully completed various initiatives to integrate the operations in Hong Kong and Singapore that had been acquired from Royal & Sun Alliance Insurance plc in 2015, Successfully implemented numerous initiatives to manage expenses and position the businesses for enhanced underwriting profitability, Successfully managed probable maximum losses within prescribed limits based on our economic capital model and established risk tolerances, Scaled back our operations in underperforming business lines and maintained disciplined underwriting, Continued to expand our insurance and reinsurance product offerings across a wide array of specialty coverages and jurisdictions, and Successfully supported our growth initiatives through the continued development of our information technology systems and modeling capabilities.”

Allied World’s View: Approve Advisory Say-On-Pay Vote 11 Allied World is recommending that shareholders approve, on an advisory basis, the Named Executive Officers’ Compensation Allied World’s compensation programs met or exceeded ISS’s various compensation metrics, including those related to: Non-performance based pay elements; Peer group benchmarking; Severance/change in control arrangements; and Pay for performance evaluation (relative alignment, absolute alignment and pay magnitude). Glass Lewis & Co., upon its own independent evaluation of our executive compensation program, has recommended that its clients vote in favor of our say-on-pay proposal Prior to 2016, shareholders strongly supported our executive compensation programs, approving the say-on-pay proposals with 98.4%, 98.8% and 98.9% support in 2013, 2014 and 2015, respectively Allied World’s compensation plan and executive compensation targets are tied directly to the company’s absolute and relative (as compared to peers) performance, and focused primarily on earnings, Return on Equity (as compared to peers), and growth in Book Value Per Share The “non-formulaic” portion, to which ISS took issue as noted on slide 10, represents a much smaller portion of total direct compensation as compared to that impacted individually by the factors above Scott Carmilani’s 2016 total compensation of $5.5 million was 12.7% below the average CEO compensation of Allied World’s peers(1) Total compensation was between the 50th and 75th percentile of peers For further information, please see Proposal 5 (pages 27-28) in the Proxy Statement (1)Peers include: ACGL, AGII, AHL, AXS, ENH, MKL, NAVG, PRA, RLI, THG, WRB, and XL. Average CEO direct compensation of peers was $6.3 million